                                                                    Exhibit 99.3

FOR IMMEDIATE RELEASE                                           Draft #6

                                                                     Page 1 of 2

COMPANY CONTACTS:

Robert Collins, Vice President of Finance, CFO

      P-COM, INC. ENTERS INTO AN AGREEMENT TO EXCHANGE ALL OUTSTANDING
             SHARES OF SERIES B PREFERRED STOCK FOR COMMON STOCK
             ---------------------------------------------------

     CAMPBELL, CA - June 7, 1999 - P-Com, Inc. (NASDAQ National Market: PCMS) announced today that it has separately negotiated and entered into separate agreements with each of the holders of the Series B convertible preferred stock ("Series B"), as a result of which the Company shall exchange all 15,000 shares of Series B for 5,134,795 shares of common stock.

     The Company also exchanged outstanding warrants to purchase 1,242,257 shares of common stock, which were held by the holders of Series B, for new warrants with an exercise price of $3.00 per share rather than $3.47 per share.

     In connection with the exchange agreements, each holder of the Series B agreed to waive all premiums accrued and penalties incurred in connection with the Series B.

     The Company will record a charge to stockholders' equity in the second quarter of approximately $11.5 million resulting from this exchange, increasing the loss applicable to common shareholders when computing earnings per share.

     In connection with the exchange, the Company agreed to register the 5,134,795 shares of common stock exchanged for the Series B and the 1,242,257 shares of common stock subject to the warrants. An amendment to the registration statement on Form S-3 originally filed on January 21, 1999 will be filed by June 11, 1999 to get the registration statement declared effective by July 19, 1999.

     "This transaction is a positive accomplishment in that it provides a more traditional form of investment for P-Com," said Robert E. Collins, P-Com's Vice President of Finance and CFO.




                                   --more--

P-COM, INC., ENTERS INTO AN AGREEMENT
--------------------------------------------------------------------------------

                                                                     Page 2 of 2

     P-Com, Inc. develops, manufactures, and markets network access systems for the worldwide wireless telecommunications market. The point-to-point, spread spectrum, and point-to-multipoint radio links provided by P-Com are designed to satisfy the network requirements of cellular and personal communications services, corporate communications, public utilities and local governments. In addition, P-Com provides comprehensive network services including system planning, program planning, and management, path design, and installation.

     Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, reliance upon subcontractors, fluctuations in customer demand and commitments, both in timing and volume, introduction of new products, commercial acceptance and viability of new products and expenses associated therewith, cancellations of orders without penalties, pricing and competition, the Company's ability to have available an appropriate amount of production capacity in a timely manner, the ability of the Company's customers to finance their purchases of the Company's products and/or services, the timing of new technology and product introductions, the risk of early obsolescence, and the pending stockholder class action lawsuits. Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control, such as announcements by competitors and service providers. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

     P-Com, Inc., with world headquarters in Campbell, California, USA and offices in Florida, New Jersey, Virginia, the UK, Italy, France, Germany, Poland, Mexico, Dubai and China, is an ISO 9001 certified company. For additional information, contact P-Com at:

 P-Com, Inc.   .  3175 S. Winchester Boulevard  .  Campbell, CA 95008  .  USA
                  TEL:  (408) 866-3666   .   FAX:  (408) 866-3655
                                 www.p-com.com
                                 -------------

                                      ###